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                                                                     EXHIBIT 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 AMERALIA, INC.

         The following sets forth the Restated Articles of Incorporation of AmerAlia, Inc. (the "Company") pursuant to Section 16-10a-1007 of the Utah Business Corporation Act. These Restated Articles of Incorporation do not contain any amendments and were adopted by Consent of the Board of Directors of the Company without shareholder action. Shareholder action was not required.

                                    ARTICLE I
                                      NAME

         The name of this corporation is AmerAlia, Inc.

                                   ARTICLE II
                                    DURATION

         The duration of this corporation is perpetual.

                                   ARTICLE III
                                    PURPOSES

         The purpose or purposes for which this corporation is organized are:

         A. To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Utah.

         B. To engage in research and development, purchase, sale, import, export, license, distribution, design, manufacture, or rental of any product, machine, apparatus, appliance, merchandise, and property of any kind and description, ideas, systems, procedures, and services of any nature including without limiting the generality of the foregoing, all types of products which possess an internal intelligence for recognizing and correlating any type of data or information to be processed, pattern interpretation, recognition, and memory systems, and equipment, optical scanning, analog, and digital computers, components of all types of electrical, mechanical, electro mechanical, and electric products and systems such as for analysis of visual, radar, sonar or other imputs for recognition and identification of voice elements and magnetic storage drums. To establish, maintain, and conduct training schools, courses and programs in connection with the purchase, sale, import, license, distribution, design, manufacture, or rental of machines, apparatus, appliances and merchandise, and of articles required in the use thereof or used in connection therewith.

         C. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at any time may appear conducive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part


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of the world as principles, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

                                   ARTICLE IV
                                      STOCK

A.       Capital Stock.

         (1) Increase in Authorized Capital Stock. The authorized capital stock of the corporation and the par value shall be, and hereby is increased to be:

         100,000,000 shares of common stock, $.01 par value; and

         1,000,000 shares of preferred stock, $.05 par value.

         (2) Authority to Issue Preferred Stock. The shares of preferred stock may be divided into and issued in one or more series. The Board of Directors has the authority to divide any or all of the class of preferred stock into one or more series and, within the limitations set forth in the Utah Business Corporation Act, the Board of Directors may fix and determine the relative rights and preferences of the shares of any series so established.

         (3) Series E Cumulative Convertible Preferred Stock. On 27 October 1997, by resolution, the Board of Directors established the "Series E Cumulative Convertible Preferred Stock" which has the following rights and preferences:

         (i) The series shall consist of 3, 500 shares of Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock").

         (ii) The Series E Preferred Stock shall have liquidation preference and purchase price equal to $1,000 per share plus any accrued but unpaid dividends which shall be paid prior to any distribution on liquidation to holders of common stock of the Company.

         (iii) The Series E Preferred Stock shall be entitled to a dividend preference of 10% of its liquidation preference per year, payable quarterly to all holders of record commencing 31 December, 1997 (the "Dividend Record Date") when, as, and if declared by the Board of Directors out of funds legally available therefor, which if not paid shall be cumulative. The dividend preference shall be paid in common stock of the Company, valued at $1.00 per share, through period ending 31 October, 2000.

         (iv) The Series E Preferred Stock and any accrued and unpaid dividends under Paragraph (111) above shall have no preferential voting rights, except that it shall be entitled to as many votes per share on all matters as to which holders of common stock have the right to vote as the number of shares of common stock into which the Series E Preferred Stock shall be convertible pursuant to Paragraph (v) below.

         (v) The series E Preferred Stock shall be converted into common stock at the option of


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         the holder on the basis of 1,000 shares of common stock for each share of Series E Preferred Stock. The applicable conversion ratio shall be proportionately adjusted for the effect of any stock splits, reverse stock splits, or stock dividends. Fractional shares will not be issued upon the conversion of Series E Preferred Stock; the Company will pay each holder the cash value of any otherwise issuable fractional shares. Any such conversion must occur on or before 31 October, 2000.

         (vi) The Series E Preferred Stock and any portion thereof, shall be redeemable at $1,000 per share plus any accrued but unpaid dividends at the option of the Company at any time upon giving six months notice to the holders of the shares of Series E Preferred Stock to be redeemed, but only of the holder fails to exercise the conversion rights described in the preceding paragraph prior to the date of redemption. The Company may redeem all or any portion of the outstanding shares of Series E Preferred Stock at any time, in the sole discretion of the Board of Directors.

         (vii) If the holder converts the Series E Preferred Stock to common stock (the "Underlying securities") and if at any time, or from time to time, thereafter the Company shall register any secondary offering of its common stock by selling stockholders pursuant to a registration statement under the 1933 Act (provided such registration statement is not on Form S-4, S-8, or other inappropriate Form): (a) the Company shall notify the holders of the Underlying Securities in writing not less than 30 days prior to filing such Registration Statement with the Securities and Exchange Commission, and (b) the holders of the Underlying Securities therewith by notifying the Company in writing within 15 days of receipt of the Company's notice, requesting registration of such Underlying Securities and setting forth the intended method of distribution and such other date or information as the Company or its counsel shall reasonably require. Such registration shall be without cost to the holders of the Underlying Securities except for their own counsel fees, sales commissions, and other expenses that may be incurred by the holders.

         In each instance in which the Company shall take any action to permit a public offering or sale or other distribution of the Underlying
         Securities: (a) the holders shall provide the Company information regarding the holder and its plan of distribution required to be included in said registration statement, and (b) the Company and the holder of the Underlying Securities shall enter into mutual indemnification agreements related to the registration statement. In the event the company accomplishes a reorganization using a registration statement on Form S-4, the Company will use its best efforts to structure the reorganization so that any of the Underlying Securities converted prior to the effective date of such reorganization will be registered on Form S-4.

                                    ARTICLE V
                                    AMENDMENT

         These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.


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                                   ARTICLE VI
                               SHAREHOLDER RIGHTS

         The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

                                   ARTICLE VII
                                 CAPITALIZATION

         This corporation will not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.

                                  ARTICLE VIII
                            INITIAL OFFICE AND AGENT

         Intentionally omitted as no longer being applicable.

                                   ARTICLE IX
                                    DIRECTORS

         The number of directors constituting the initial Board of Directors of the corporation is three.

                                    ARTICLE X
                                  INCORPORATION

         Intentionally omitted as no longer being applicable.

                                   ARTICLE XI
               COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATION

         No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or
(b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.


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                                   ARTICLE XII
                             LIABILITY OF DIRECTORS

         Nor director shall be personally liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
Section 16-10-44 of the Utah Business Corporation Act or any amendment thereto or successor provision thereto, and except for any matter in respect of which such director shall be liable by reason that the director (i) has breached his duty of loyalty to the corporation or its shareholders, (ii) has not acted in good faith or, in failing to act, has not acted in good faith, (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) has derived an improper personal benefit. Neither the amendment nor repeal of this Article XII, nor the adoption of any provisions of the Articles of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article XII, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

         Dated this 25th day of September, 2000



                                           /s/ Robert van Mourik
                                           -------------------------------------
                                           Robert van Mourik, Executive Vice
                                           President


STATE OF COLORADO                   )
                                    ) ss
COUNTY OF                           )

         I hereby certify that on the ______ day of _______________, 2000 Robert van Mourik, personally appeared before me who, being first duly sworn, severally declared that he is the Executive Vice President of AmerAlia, Inc., and that the statements therein contained are true.


                                           -------------------------------------
                                           Notary Public
                                         Residing in:


My commission expires:



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